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                                                                    Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Star Gas Partners, L.P.

We consent to the incorporation by reference in the registration statements Nos. 333-75701 and 333-57994 on Form S-3, No. 333-49751 on Form S-4 and Nos.
333-40138, 333-46714 and 333-53716 on Form S-8 of Star Gas Partners, L.P. of our report dated August 27, 2001, with respect to the consolidated balance sheets of Meenan Oil Co., L.P. and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of income and partners' equity (deficit), comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in the Form 8-K of Star Gas Partners, L.P. dated November 4, 2002.


/s/ KPMG LLP

Melville, New York
October 30, 2002